Exhibit (a)(1)(A)

STRASBAUGH

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC TIME,
ON SEPTEMBER 25, 2009, UNLESS WE EXTEND THE OFFER

By this Offer, Strasbaugh is offering its employees the opportunity to exchange their outstanding stock options for restricted shares of our Common Stock (the “Common Stock”). The exchange ratio of options cancelled to Common Stock to be issued is 2-to-1, so if you accept you will receive one share of Common Stock for each two options cancelled. The shares of Common Stock to be issued will not be registered under the Securities Act.  We are making the Offer on the terms described in this Offer to Exchange, as it may be amended from time to time.

Each share of Restricted Stock issued in the Offer will vest on March 31, 2010. Thus, any share of Restricted Stock issued to an employee or director under this Program will be subject to cancellation if the employee’s employment is terminated for any reason before that date (or in the case of a non-employee director, the director ceases to be a director for any reason before that date.)  Any Restricted Stock held by an employee (or director) that remains unvested at the time his or her employment with us terminates for any reason will be cancelled as of the termination date.

The Offer will be open to all persons who hold options issued under the 2007 Share Incentive Plan and who are employed by us (or on the Board of Directors) as of the Commencement Date and as of the Expiration Date. The Commencement Date is September 8 , 2009 and the Expiration Date is September 25, 2009 (unless extended).

An election to exchange your options for shares of Restricted Stock is entirely voluntary and may be withdrawn anytime prior to the Expiration Date.

Shares of our Common Stock are quoted on the OTC Bulletin Board under the symbol “STRB”. On August 25 , 2009, the closing price per share of our common stock as reported on the OTC Bulletin Board was $1.10. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

SEE “RISKS OF PARTICIPATING IN THE OFFER,” BELOW, FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER WHEN DECIDING WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE.

Offer to Exchange Dated September 8 , 2009

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IMPORTANT

Your election to exchange your options is voluntary. You are free to keep your existing options. If you decide to participate in the Offer, you must properly complete and sign the attached Election Form and submit it in accordance with its instructions before 5:00 p.m. U.S. Pacific Date on the Expiration Date (currently September 25, 2009, or on a later date if we extend the Offer). If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery of the Election Form must be by hand delivery to Richard Nance (the “Exchange Administrator”) or fax to (805) 541-6425. Responses submitted by any other means, including email, U. S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. Responses delivered via hand delivery will only be deemed delivered when actually received by the Exchange Administrator. No late deliveries will be accepted.

The delivery of election and withdrawal forms is at your risk. Strasbaugh intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Strasbaugh has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form.

This transaction has not been approved or disapproved by the securities and exchange commission (the “sec”), nor has the sec passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. If you have any questions about the Offer that are not answered by this Offer to Exchange and other documents related to the Offer, or if you would like to request additional copies of these materials or assistance completing required documentation, please contact the Exchange Administrator at (805) 541-6424.

Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether or not you should exchange your options, nor have we authorized any person to make any such recommendation. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this offer to exchange and documents to which we have referred you.  if anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. You are urged to evaluate carefully all of the information in this offer to exchange and documents to which we have referred you and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your options.

You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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GLOSSARY

The following are definitions of some terms used in this Offer:

2007 Share Incentive Plan means the Strasbaugh 2007 Share Incentive Plan. This is the plan under which all outstanding stock options were issued.

Commencement Date means the date the Offer is first being made, which is August 26 , 2009.

Expiration Date means the date that the Offer will expire, which is currently set to be at 5:00 p.m., PDT, on September 25, 2009, unless we extend the Offer to a later time and/or date.

Fair Market Value means the average of the closing price of our Common Stock as reported on the OTC Bulletin Board on the five trading days immediately prior to the Expiration Date (or, if no sales are reported on any such dates, then the closing price of our Common Stock on the five days preceding the Expiration Date on which there is a reported sale).

Restricted Stock means the shares of our Common Stock to be issued pursuant to the Offer.

Offer means the offer to exchange shares of Restricted Stock for outstanding stock options.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

SEC means the United States Securities and Exchange Commission.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following is a summary of the material terms of the Offer and addresses some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange. We have included cross-references to the relevant sections under the caption “The Offer” of this Offer to Exchange where you can find a more detailed discussion of the topics discussed in this summary.

Summary of Material Terms of the Offer

•
Offer. We are offering employees the opportunity to exchange their options for restricted shares of Common Stock. An employee who accepts the Offer will receive shares of Restricted Stock equal to one-half the number of options exchanged. Thus, for example, an employee holding options to purchase 1000 shares would receive 500 shares of Restricted Stock. All outstanding options issued under the 2007 Share Incentive Plan held by current employees and directors are eligible for the Offer, irrespective of the exercise price (See Section 1, Eligible Employees; Options; Expiration Date)

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Employees. The Offer will be open to all employees and members of the Board of Directors who hold options issued under the 2007 Share Incentive Plan. (See Section 1, Eligible Employees; Options; Expiration Date)

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. In exchange for the options you surrender, you will receive shares of Restricted Stock equal to one-half of the options exchanged. (See Section 1, Eligible Employees; Options; Expiration Date)

•	Exchange Ratio. The exchange ratio for options is two stock options for one share of Restricted Stock. (See Section 1, Eligible Employees; Options; Expiration Date and Section 8, Exchange Ratio):

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Vesting. Each share of Restricted Stock will be issued in certificate form promptly after completion of the Offer. The Restricted Stock will not be not registered under the Securities Act, and will vest on March 31, 2010. Thus, you must continue employment with the Company until at least that date to be entitled to the Restricted Stock.  The certificate representing the Restricted Stock will bear a legend referring to this restriction. (See Section 1,  Eligible Employees; Options; Expiration Date) and Section 9, Source and Amount of Consideration; Terms of Restricted Stock)

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Other Terms and Conditions of Restricted Stock. Restricted Stock issued in the Offer will be granted pursuant to the Strasbaugh 2007 Incentive Share Plan. A participating Employee is not required to pay any monetary consideration to receive shares of Restricted Stock in the exchange. All other terms and conditions of the Restricted Stock issued in the Offer will be substantially the same as those that apply generally to Common Stock granted under the Strasbaugh 2007 Incentive Share Plan. (See Section 9, Source and Amount of Consideration; Terms of Restricted Stock)

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Affiliates of Strasbaugh. Persons who are “affiliates” of Strasbaugh are subject to additional restrictions on sales of shares of Restricted Stock. Generally, an “affiliate” of Strasbaugh is a member of the Board of Directors, an executive officer or a principal shareholder. (See Section 9, Source and Amount of Consideration; Terms of Restricted Stock).

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Election to Accept the Offer. To make your election to accept the Offer, you must properly complete, sign and deliver an Election Form to us before the Expiration Date in accordance with the procedures described in the Offer. The Expiration Date of the Offer is currently set at September 25, 2009, but we may extend the expiration of the Offer to a later date. You may withdraw or re-accept the Offer at any time prior to the Expiration Date by completing and delivering a Notice of Withdrawal or new Election Form in accordance with the election procedures. You may not withdraw or re-accept the Offer after the Expiration Date. (See Section 3, Procedures, and Section 4, Change in Election)

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Conditions to the Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any options for exchange. (See Section 6, Conditions of the Offer)

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Trading Price for Our Common Stock. Shares of our common stock are traded on The OTC Bulletin Board under the symbol “STRB”. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. (See Section 7, Price Range of Common Stock)

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Tax Consequences. We believe that you will not recognize taxable income upon receipt of the Restricted Stock, but will recognize taxable income on the date of vesting (March 31, 2010), based on the fair market value of the Restricted Stock on the date of vesting, and it will be subject to applicable income and employment tax withholding. We may elect to deduct from the shares of Restricted Stock that would otherwise be issued in the exchange the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. An employee who receives Restricted Stock may elect, by filing a Section 83 election with the Internal Revenue Service, to recognize income on the date of receipt of the Restricted Stock, based on the fair market value of the Restricted Stock on the date of receipt. (See Section 13, Material U.S. Federal Income Tax Consequences) The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14, Extension of the Offer; Termination; Amendment)

Questions and Answers

Q1	What is the Offer?

A1
The Offer is a voluntary stock option exchange program permitting employees to exchange options for Restricted Stock to be granted under the Strasbaugh 2007 Share Incentive Plan. The Restricted Stock is expected to be issued promptly after the Expiration Date of the Offer. Your participation in the Offer is voluntary; you may either keep your current options at their current exercise prices or cancel those options in exchange for Common Stock.

Q2	Why is Strasbaugh making the Offer?

A2
Like many technology companies, our stock price has suffered severe declines and experienced significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of August 1, 2009, employees held options to purchase approximately 1,327,416 shares, with exercise prices ranging from $1.20 to $1.71 per share, while the closing price of our common stock on the OTC Bulletin Board on August 21, 2009 was $1.10 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term shareholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for employees the ability to participate economically in our future growth and success. In addition, because the Restricted Stock will cover fewer shares of our common stock than the options tendered for exchange, we believe the Offer will result in a significant reduction in the number of our shares that are subject to outstanding awards and mitigate the potentially dilutive effect that our equity incentive program may have on our shareholders.

Q3	Why can’t I just be granted additional options?

A3
We strive to balance the need for a competitive compensation package for our employees with the interests of our shareholders. We believe that the Offer will permit us: (i) to provide the incentives to our employees that were intended when the options were initially granted, and (ii) to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our shareholders as potentially dilutive. In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as Common Stock, to provide long-term equity incentives to our employees. By granting replacement awards consisting of Restricted Stock rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Q4	What options may I exchange as part of this program?

A4	Any options held by a Strasbaugh employee or director and granted under the 2007 Share Incentive Plan may be exchanged for Restricted Stock.

Q5	May I tender options that I have already exercised?

A5
No. The Offer only permits the exchange of outstanding options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market).

Q6	How many shares of Restricted Stock will I receive for the options that I exchange?

A6	You will receive one share of Restricted Stock for each two options surrendered.

Q7	If I elect to participate in the Offer, is it possible that my cancelled options would have ultimately been more economically valuable than the Restricted Stock I received in exchange for them?

A7
Yes. If the price of our Common Stock increases after the date on which your options are cancelled, those cancelled options might prove to have been worth more than the Restricted Stock that you receive in exchange for them. For example, if you exchange options covering 1,000 shares with an exercise price of $1.20 per share, you would receive 500 shares of Restricted Stock (i.e., 1,000 divided by 2). Assume, for illustrative purposes only, that two years after the issuance of the Restricted Stock the fair market value of our common stock has increased to $5.00 per share. Under this example, if you had kept your exchanged options, exercised them, and sold the underlying shares at $5.00 per share, you would have realized a pre-tax gain of $3,800, but if you exchanged your Option for 500 shares of Restricted Stock and sold the shares at $5.00 per share, you would only realize a pre-tax gain of $2,500.

Q8	When will I receive my Restricted Stock?

A8	If you are eligible and participate in the Offer, you will be issued shares of Restricted Stock promptly after the Expiration Date.

Q9	Is the Restricted Stock I receive subject to vesting?

A9
Yes. Shares of Common Stock issued in the Offer will not be vested at the time they are issued, and will vest on March 31, 2010.  Thus, unless you remain employed by the Company through that date, your Restricted Stock will be forfeited. Also, the Restricted Stock will not be registered under the Securities Act, and therefore  may generally be sold or transferred in accordance with the provisions of Rule 144 under the Securities Act.

Q10	What are the other terms and conditions of my Restricted Stock?

A10
Restricted Stock issued in the Offer will be granted pursuant to the Strasbaugh 2007 Incentive Share Plan. A participating employee is not required to pay any monetary consideration to receive shares of Restricted Stock. All other terms and conditions of the Restricted Stock issued in the exchange program will be substantially the same as those that apply generally to new grants of Common Stock under the Strasbaugh 2007 Incentive Share Plan.

Q11	Are there conditions to the Offer?

A11
Yes. The Offer is subject to certain conditions, including the conditions described under the caption “The Offer” in Section 6, Conditions of the Offer, which you should read carefully. However, the Offer is not conditioned on a minimum number of employees accepting the Offer or a minimum number of options being exchanged.

Q12	Are there any eligibility requirements I must satisfy in order to receive the Restricted Stock? What happens if my employment terminates during the Offer?

A12
In order to receive Restricted Stock, you must be employed by us (including employees on a leave of absence) as of the Commencement Date and you must remain continuously employed by us (or be on a leave of absence protected by statute) through the Expiration Date. If your employment with us terminates for any reason after you tender your options but prior to the date the shares of Restricted Stock are issued in exchange for the options you tendered, you will not be permitted to exchange your options, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). The Offer is not a promise of continued employment for any length of time. Your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Date, for any reason, with or without cause.

Q13	Are employees who tender their options and are on a leave of absence on the date the shares of Restricted Stock are issued eligible to participate?

A13
If you tender your options and they are cancelled in the Offer and, on the date shares of Restricted Stock are granted, you are on a leave of absence protected by statute, then you will be entitled to receive shares of Restricted Stock. If, however, on the date shares of Restricted Stock are issued you are on a leave that is not protected by statute, then the shares of Restricted Stock will be issued on the date, if any, that you return to regular employment with us.

Q14	How should I decide whether or not to participate?

A14
We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. We recommend that you evaluate current market quotes for our Common Stock and consider the terms and conditions of the Offer as well as the risks and uncertainties discussed under the caption “Risks of Participating in the Offer,” among other factors, before deciding whether to elect to exchange your options. However, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, our stock price and our business and your desire and ability to remain our employee until the Expiration Date. We cannot and will not advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your decision.

Q15	How does the Offer work?

A15
On or before the Expiration Date (which we currently expect to be September 25, 2009), you may decide to exchange your options for Restricted Stock by following the procedures described in this Offer to Exchange and in the Election Form.

Q16	What if my options are not currently vested? Can I exchange them?

A16	Yes. Your options do not need to be vested in order for you to exchange them in the Offer. All options are treated equally, irrespective of vesting and exercise price.

Q17	If I elect to exchange my options, do I have to exchange all of my options or can I just exchange some of them?

A17
You may exchange some of your options and retain the remaining options you hold. However, if you elect to exchange, you must surrender all options held by you that have the same grant number (i.e., the same grant date and exercise price); you cannot exchange part of the options with the same grant number and keep the balance.

Q18	Will I be required to give up all of my rights under the cancelled options?

A18
Yes. Once we have accepted your exchanged options, they will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged options effective on the Expiration Date. (See Section 6, Conditions of the Offer, under the caption “The Offer”).

Q19	Will the terms and conditions of my Restricted Stock be the same as my exchanged options?

A19
No. Shares of Common Stock are a different type of award than stock options, and so the terms and conditions of your Restricted Stock will necessarily be different from your options. Your Restricted Stock will be granted under the Strasbaugh 2007 Incentive Share Plan. The shares will not vest until March 31, 2010, and will not be registered under the Securities Act.

Q20	Will I have to pay taxes if I participate in the Offer?

A20
If you participate in this Offer, you will recognize taxable income equal to the value of the shares received at the time of vesting (March 31, 2010), and we will have a corresponding deduction at the time you recognize income. You must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the Common Shares the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise.

You may file a Section 83 election with the Internal Revenue Service for the purpose of recognizing income at the time of receipt of the Restricted Stock, rather than waiting until the vesting date. (See Section 13, Material U.S. Federal Income Tax Consequences, under the caption “The Offer”). This would mean that you would recognize income during 2009, which would be reported on your 2009 income tax return. The amount of income you recognize would be based on value of the shares of Restricted Stock at the Expiration Date (currently set at September 25, 2009) rather than the vesting date (March 31, 2010).

We will determine the fair market value of the shares based on the average closing price of our Common Stock for the five trading days immediately preceding the Expiration Date, as reported on the OTC Bulletin Board (for employees who file a Section 83 election), and the five trading days immediately preceding the vesting date of March 31, 2010 (for employees who do not filer a Section 83 election). The ordinary income resulting from the receipt (or vesting, as the case may be) of the shares of Restricted Stock will be reflected in the applicable Form W-2 (in the case of employees) or Form 1099 (in the case of directors) reported to the Internal Revenue Service for 2009. In the case of employees, at the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary.

You are urged to consult with your personal financial and tax advisors before making a decision on the Offer.

Upon a sale of the Common Shares, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date of issuance, will be taxed as a capital gain or loss. Such gain or loss will be long-term if the director or employee held the shares for more than one year following their grant date.

The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q21	What if my employment is terminated prior to the Expiration Date?

A21
If you elect to exchange options, your election will become irrevocable as of the Expiration Date. Therefore, if your employment with us terminates for any reason, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, after you tender your options but prior to the Expiration Date, you are not eligible to participate in the Offer, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

Q22	What do I need to do to exchange my options?

A22
To exchange your options, you must complete and submit the Election Form to the Exchange Administrator by the Expiration Date, which is expected to be 5:00 p.m., U.S. Pacific Standard Date, on September 25, 2009. The Exchange Form must be actually received by the Exchange Administrator by the Expiration Date in order for your election to be effective. If you are an employee on a leave of absence as of the Commencement Date, the Exchange Administrator will mail to you an Election Form and Notice of Withdrawal. Delivery will be deemed made only when actually received by the Exchange Administrator via the methods of delivery described above. No late deliveries will be accepted. We may reject any options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options.

Q23	What is the deadline to elect to participate in the Offer?

A23
You must deliver your Election Form to the Exchange Administrator via hand delivery or facsimile to (805) 541-6425 by 5:00 p.m. Pacific time, on the Expiration Date, which is expected to be September 25, 2009. This is a one-time offer, and we plan to strictly enforce the election period. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time.

Q24	Can I change my election? How often?

A24
Yes. You can change your election at any time by either delivering a Notice of Withdrawal or re-delivering an Election Form following the delivery of a Notice of Withdrawal, each to the Exchange Administrator via hand delivery or facsimile to (805) 541-6425 prior to the Expiration Date. There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Notice of Withdrawal or Election Form you deliver prior to the Expiration Date in accordance with the procedures outlined above will determine your election decision.

Q25	What will happen if I don’t turn in my form by the deadline?

A25
If you do not submit an effective Election Form prior to the Expiration Date, you cannot participate in the Offer. The delivery of election and withdrawal forms is at your risk. Delivery will be deemed made only when actually received by Strasbaugh via the methods of delivery described above. No late deliveries will be accepted.

Q26	Will I receive a confirmation of my election?

A26
Yes. After you deliver an Election Form, the Exchange Administrator intends to confirm by email within two U.S. business days, indicating that we have received your Election Form and stating where you can find information regarding the Restricted Stock that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, the Exchange Administrator intends to confirm the receipt of any withdrawal form by email within two U.S. business days. You should print these email confirmations and keep them with your records.

Q27	What if I don’t accept the Offer?

A27
The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. If you do not participate, you will retain your options on their current terms and conditions

Q28	Where do I go if I have additional questions about the Offer?

A28	Please direct your questions to the Exchange Administrator, at (805) 541-6424.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and the risk factors under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC, highlight the material risks relating to the Company. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in the Offer.

Economic Risks

If the price of our Common Stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the Restricted Stock that you receive in exchange for them.

For example, if the price of our common stock increases after the date on which your options are cancelled, those cancelled options might prove to have been worth more than the Restricted Stock that you receive in exchange for them. For example, if you exchange an option covering 1,000 shares with an exercise price of $1.20 per share, you would receive 500 shares of Restricted Stock (i.e., 1,000 divided by 2). Assume, for illustrative purposes only, that two years after the issuance of the Restricted Stock the fair market value of our common stock has increased to $5.00 per share. Under this example, if you had kept your exchanged option, exercised it, and sold the underlying shares at $5.00 per share, you would have realized a pre-tax gain of $3,800, but if you exchanged your option for 500 shares of Restricted Stock and sold the shares at $5.00 per share, you would only realize a pre-tax gain of $2,500. Once you have tendered your option and we have accepted it for exchange, there will be no way to return your surrendered option to you even if the fair market value of our common stock exceeds the exercise price of your surrendered option.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the Restricted Stock that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, employees who elect to exchange their options in the Offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those employees who did not participate in the Offer and retained their options.

Tax-Related Risks

If you participate in this Offer, you will recognize ordinary income equal to the value of the shares of Restricted Stock received, and we will generally have a corresponding deduction at the time you recognize income.  If you file a Section 83 election, you will recognize taxable income as of the Expiration Date, based on the fair market value of the Common Stock on that date. If you do not file a Section 83 election, you will recognize taxable income at the time the shares of Restricted Stock vest, March 31, 2010, provided you remain employed by the Company through that date. When shares of Restricted Stock vest (or are delivered to you, in the case of employees who make a Section 83 election), you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of Restricted Stock that would otherwise be issued the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise.

Business-Related Risks

In addition to the risks discussed above, you should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on April 15, 2009, as well as the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your options. These documents are available free of charge (i) at the SEC’s website at http://www.sec.gov, (ii) by directing a written request to: Strasbaugh, Attention: Investor Relations, 825 Buckley Road, San Luis Obispo, CA 93401. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; EXPIRATION DATE.

We are offering to exchange shares of Restricted Stock of Strasbaugh for options previously issued to employees and directors under the 2007 Share Incentive Plan. The Offer is made only to current employees and directors of Strasbaugh.

The offer applies to all outstanding options that were granted under the Strasbaugh 2007 Share Incentive Plan. As of August 1, 2009, options covering approximately 1,327,416 shares of our common stock were outstanding under that Plan, with a weighted average exercise price of $1.69 per share. All of these outstanding options are eligible for exchange in the Offer.

Your participation in the Offer is voluntary. If you are an employee who wishes to participate in the Offer, you must surrender for exchange all options held by you that have the same grant number (i.e., the same grant date and exercise price); you cannot exchange part of the options with the same grant number and keep the balance. The Offer is subject to the terms and conditions described in Section 6, Conditions of the Offer of this Offer to Exchange, as it may be amended from time to time. We will only accept options that are properly exchanged and not validly withdrawn in accordance with Section 5, Acceptance of options for Exchange and Cancellation and Issuance of Restricted Stock, before the Offer expires on the Expiration Date.

The ratio of shares subject to options cancelled to Restricted Stock issued is 2-to-1. Shares of Common Stock issued in the Offer will not be vested at the time they are issued, and will vest on March 31, 2010.  Thus, unless you remain employed by the Company through that date, your Restricted Stock will be forfeited. Also, the Restricted Stock will not be registered under the Securities Act, and therefore generally may be sold or transferred only pursuant to Rule 144 under the Securities Act .

If your employment with us terminates for any reason after you tender your options but prior to the date the shares of Restricted Stock are granted in exchange for the options you tendered, you will not be permitted to exchange your options, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

The Offer is not a promise of continued employment for any length of time. Your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Date or the date the shares of Restricted Stock are issued, for any reason, with or without cause.

The Expiration Date of the Offer is currently set as September 25, 2009, but we may extend the Expiration Date of the Offer to a later time and/or date. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14, Extension of the Offer; Termination; Amendment, for a description of our rights to extend, delay, terminate and amend the Offer.

We plan to publish a notice by email if we decide to amend the Offer and take any of the following actions: (i) increase or decrease what we will give you in exchange for your options, (ii) increase or decrease the number of options that can be exchanged in the Offer, (iii) adjust the exchange ratio to reflect any stock dividends, stock splits and similar changes in capitalization that may occur before the Expiration Date, or (iv) extend or terminate the Offer (although no such events are currently contemplated). If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

2.	PURPOSE OF THE OFFER.

Like many companies in our industry, we have granted stock options to our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of Common Stock when the option is exercised. The exercise price per share is set in accordance with the terms of the applicable equity incentive plan under which the option is granted, and which typically is the closing market price of a share of our Common Stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced a sharp decline in value and significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of July 1, 2009, employees held options to purchase approximately 1,327,416 shares, with exercise prices ranging from $1.20 to $1.71 per share, while the closing price of our common stock on the OTC Bulletin Board on July 21, 2009 was $.30 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term shareholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in our success is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore to eligible employees a meaningful opportunity to participate economically in our future growth and success.

In addition, many of the options have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. All options surrendered in the Offer will be returned to the Strasbaugh 2007 Share Incentive Plan. Assuming that 100% of employees and directors participate in the Offer, options covering approximately 1,327,416 shares would be surrendered and cancelled, while Restricted Stock covering approximately 663,708 shares would be issued, resulting in a net reduction of approximately 663,708 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual level of Eligible Employee participation in the Offer.

We believe that the Offer will permit us:

•	to provide the incentives to our employees that were intended when the options were initially granted; and

•	to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our shareholders as potentially dilutive.

In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as Common stock units, to provide long-term equity incentives to our employees. By granting replacement awards consisting of Common stock rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)
any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, except as described below;

(e)	any other material change in our corporate structure or business;

(f)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

(g)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

(h)	the acquisition by any person of a material additional amount of our securities, or the disposition of a material amount of our securities; or

(i)	any change in our Articles of Incorporation or bylaws or other actions that could impede the acquisition of control of us.

In the ordinary course of business, from time to time, we evaluate acquisition opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of the Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your options.

3.	PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must make your election and submit the Election Form in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (805) 541-6425 before the Expiration Date. You do not need to return your stock option agreements for your options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your options for exchange. You will be required to return your stock option agreements only upon our request.

The delivery of the Election Form and any other required documents are at the sole risk of the Eligible Employee exchanging the options. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to options and the validity, form, eligibility (including time of receipt) and acceptance of any Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or option that is exchanged to the extent that we determine it was not properly executed or delivered or to the extent that we determine it is unlawful to accept the option that is exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular options or any particular employee. No options will be accepted for exchange until all defects or irregularities have been cured by the employee exchanging the options, or waived by us, prior to the Expiration Date. We will not accept any alternative, conditional or contingent exchanges.

Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. (See Section 6, Conditions of the Offer).Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all options that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time before the Expiration Date.

To withdraw your election regarding options you previously elected to exchange, you must deliver a signed and dated Notice of Withdrawal in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (805)541-6425, before the Expiration Date. The Notice of Withdrawal can be obtained from the Exchange Administrator at (805) 541-6424 .To change your mind and re-accept the Offer following your delivery of a signed and dated Notice of Withdrawal, you must deliver a signed and dated new Election Form as described in Section 3, Procedures. You must indicate on the new Election Form that it replaces a previously submitted Notice of Withdrawal in the check box provided on the form. Upon the receipt of the new Election Form, the previously submitted Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Election Form. The last Notice of Withdrawal or Election Form delivered by you as described above prior to the Expiration Date will be treated as your final election with respect to the Offer.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF COMMON STOCK.

On the terms and subject to the conditions of the Offer, we currently expect that promptly after the Expiration Date, we will accept for exchange and cancel all options properly exchanged and not validly withdrawn before the Expiration Date in accordance with the Offer. The Common Stock is expected to be granted promptly after the Expiration Date.

The ratio of shares subject to options cancelled to shares subject to Restricted Stock issued is 2-to-1. For example, if an employee holds options to purchase 1,000 shares of Common Stock at an exercise price of $10.00 per share, he or she would be entitled to exchange that option for 500 shares of Restricted Stock (i.e., 1,000 divided by 2, the exchange ratio applicable to the option).

A listing of all of your options is included in the Election Form, and a copy can be obtained by contacting the Exchange Administrator and requesting a Stock Option Planning Summary. If you are an employee of ours (including an employee on a leave of absence) as of the Expiration Date but are not employed continuously by us (including on a leave of absence) through the date the shares of Restricted Stock are granted in exchange for options you tender in the Offer, you will not be permitted to exchange your options and will continue to hold those options subject to their existing terms.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your options. After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of shares of Common Stock  that we will grant to you. Similarly, after you deliver a Notice of Withdrawal, you will receive an email confirmation that will confirm your election to withdraw your options from the Offer.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Option that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Option that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel options that you elect to exchange, including:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

•
any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options, the issuance of Restricted Stock, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the options or to issue some or all of the Restricted Stock, otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the options for exchange and cancellation or to issue Restricted Stock for some or all of the exchanged options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; and

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

If your employment with us terminates for any reason after you tender your options but prior to the date the shares of Restricted Stock are issued in exchange for the options you tender, you will not be eligible to participate in the Offer, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

7.	PRICE RANGE OF COMMON STOCK.

The options subject to the Offer are not publicly traded. However, upon exercise of an Option, the option holder becomes a holder of our common stock. Our common stock was quoted on the Pink Sheets® under the symbol “STRB” from May 25, 2007 until January 5, 2009, when it began trading on the OTC Bulletin Board under the symbol “STRB.OTCBB”.  Prior to May 25, 2007 and since July 11, 2005, our common stock was quoted on the Pink Sheets® under the symbol “CLTK.”  The table below sets forth for the quarters indicated, the reported high and low bid prices of our common stock as reported on the Pink Sheets® or the OTC Bulletin Board, as the case may be. The prices shown reflect inter-dealer quotations without retail markups, markdowns or commissions, and may not necessarily represent actual transactions. The prices below also reflect the 1-for-31 reverse split of our common stock effected on May 24, 2007.  As a result of the Share Exchange Transaction, we changed our fiscal year end from March 31 to December 31.

	High	Low
Year Ended December 31, 2007
First Quarter	$2.48	$1.86
Second Quarter	$2.52	$1.86
Third Quarter	$2.35	$2.00
Fourth Quarter	$2.35	$1.50
Year Ended December 31, 2008
First Quarter	$2.30	$1.55
Second Quarter	$2.00	$1.10
Third Quarter	$1.38	$1.20
Fourth Quarter	$1.38	$0.50
Year Ending December 31, 2009
First Quarter	$1.19	$0.21
Second Quarter	$.60	$0.18
Third Quarter (through August 21, 2009)	$1.10	$0.30

8.	RESTRICTIONS ON RESALE; HOLDING PERIOD; AFFILIATES.

The shares of Restricted Stock to be issued will not be registered under the Securities Act, and therefore must be held for at least six months  from the date of issuance before  they can be sold or otherwise transferred.  Since the Restricted Stock will not vest for approximately six months, the shares should be available for resale under Rule 144 by the time they vest, provided the other conditions of Rule 144 are satisfied.

“Affiliates” of Strasbaugh are subject to more stringent rules. (The term applies principally to directors, executive officers and major shareholders). Generally, an “affiliate” must also hold shares for six months, but the volume of shares an affiliate may sell during any three month period is limited to the greater of (i) one percent of the outstanding shares, and (ii) the average weekly trading volume during the preceding four weeks. Also, affiliates are subject to certain “manner of sale” rules and filing requirements. If you believe you may be an affiliate, you should consult your own legal counsel as to the requirements for sale.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF COMMON STOCK.

Each share of Restricted Stock issued in the Offer will  vest on March 31, 2010 .

Restricted Stock issued in the Offer will be granted pursuant to the Strasbaugh 2007 Share Incentive Plan. As of August 1, 2009, there were approximately 672,584 shares available for grant under the plan. Assuming that 100% of employees participate in the Offer, options covering approximately 1,327,416 shares would be surrendered and cancelled, while Restricted Stock covering approximately 663,708 shares would be issued, resulting in a net reduction of approximately 663,708 shares subject to outstanding awards. As of August 1, 2009, there were approximately 14,201,587 shares of our common stock outstanding. If all of the shares of Restricted Stock offered are issued, they would represent less than 5% of the total shares of our common stock outstanding as of June 1, 2009.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A, Information About Our Directors and Executive Officers. As of the close of business on July 1, 2009, our directors and executive officers as a group held options outstanding to purchase a total of 249,480 shares of our Common Stock granted under the 2007 Share Incentive Plan. This represented approximately 18.7% of the shares subject to all options outstanding as of the same date. All current members of our Board of Directors and our executive officers are eligible to participate in the Offer and exchange their options for shares of Restricted Stock.

During the past sixty (60) days, we have not issued any options and no options have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, engaged in transactions involving options during the past sixty (60) days.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and current members of our Board of Directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or current members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

Options surrendered in the Offer will be returned to the Strasbaugh 2007 Share Incentive Plan. Assuming that 100% of employees participate in the Offer, options covering approximately 1,327,416 shares would be surrendered and cancelled, while Restricted Stock covering approximately 663,708 shares would be issued, resulting in a net reduction of approximately 663,708 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual level of employee participation in the Offer.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options and the grant of Restricted Stock as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any options that you elect to exchange. We may not be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock is subject to conditions, including the conditions described in Section 6, Conditions of the Offer.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The U.S. federal income tax consequences of the Offer under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Offer. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as well as any international tax rules that may apply, as the tax consequences to you are dependent on your individual tax situation.

Common Stock

If you participate in this Offer, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. We believe that you will not recognize taxable income upon receipt of the Restricted Stock, but will recognize taxable income on the date of vesting (March 31, 2010), based on the fair market value of the Restricted Stock on the date of vesting, and it will be subject to applicable income and employment tax withholding. We may elect to deduct from the shares of Restricted Stock that would otherwise be issued in the exchange the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. An employee who receives Restricted Stock may elect, by filing a Section 83 election with the Internal Revenue Service, to recognize income on the date of receipt of the Restricted Stock, based on the fair market value of the Restricted Stock on the date of receipt. When shares of Restricted Stock are delivered to you, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of Restricted Stock the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise.

Stock Options

If you participate in the Offer, your options will be exchanged for Restricted Stock. So that you are able to compare the tax consequences of Restricted Stock to that of your options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not recognize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not recognize income for ordinary income tax purposes upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Among other limitations and restrictions imposed on incentive stock options, the tax laws require that an incentive stock option be exercised within certain specified periods following the termination of the option holder’s employment. If the option is not exercised within the prescribed period, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Nonstatutory Stock Options

Under current U.S. federal tax law, an option holder generally will not recognize taxable income upon the grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder and subject to applicable tax withholding. We will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder. Upon disposition of the shares, any gain or loss is treated as capital gain or loss.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to you.

Prior to the Expiration Date, we may postpone accepting and canceling any options or terminate or amend the Offer if any of the conditions specified in Section 6, Conditions of the Offer, occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to you. Our right to delay accepting and canceling options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer. We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment will be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to you in a manner reasonably designed to inform you of the change.

In addition, although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Offer, it is possible that we may need to alter the terms of the Offer to comply with comments from the staff.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions: (i) increase or decrease what we will give you in exchange for your options, (ii) increase or decrease the number of options that can be exchanged in the Offer or (iii) extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer so that it is open for at least a period of ten (10) business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of options to exchange such options pursuant to this Offer.

16.	INFORMATION ABOUT US.

We develop, manufacture, market and sell an extensive line of precision surfacing products, including polishing, grinding and precision optics tools and systems, to customers in the semiconductor and silicon wafer fabrication, data storage, LED, and precision optics markets worldwide.

Many of our products are used by our customers in the fabrication of integrated circuits, commonly known as chips or semiconductors, and in the fabrication of silicon wafers.  Most semiconductors are built on a silicon wafer base and include a variety of circuit components that are connected by multiple layers of wiring, or interconnects.  To build a semiconductor, the components of the semiconductor are first created on the surface of a silicon wafer by performing a series of processes to deposit and selectively remove successive film layers.  After a series of steps designed to build the wiring portion of the semiconductor through deposition and removal, a chemical mechanical planarization, or CMP, step polishes the silicon wafer to achieve a flat surface.  Additional deposition, etch and CMP steps are then performed to build up the layers of wiring needed to complete the interconnection of the circuit elements to form the semiconductor.  Through the use of CMP polishing products, semiconductor manufacturers can increase the number of layers thereby reducing the overall size of the semiconductor.

We are a California corporation incorporated on December 28, 1984 as AHJP Corporation.  On January 8, 1985 we changed our name to Celeritek, Inc. and on July 22, 2005, in connection with the approval of a plan of dissolution described below, we changed our name to CTK Windup Corporation.  On May 24, 2007, in connection with the Share Exchange Transaction described below, we changed our name to Strasbaugh.  Our wholly-owned operating subsidiary, R. H. Strasbaugh, is a California corporation that commenced operations in 1948 as a sole proprietorship prior to its incorporation in 1964.  Our principal executive offices are located in San Luis Obispo, California and our main telephone number is (805) 541-6424.

Please see Section 17, Additional Information, for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

17.	ADDITIONAL INFORMATION.

We have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	Annual Report on Form 10-K for the year ended December 31, 2008;

(b) (c)
Quarterly Report for the  period ended June 30, 2009; and

the description of our Common Stock contained in Amendment No. 10 to our Registration Statement on Form S-1 filed with the SEC on November 5, 2008 (Commission File No. 333-144787, including any amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 000-23576. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each recipient of this Offer, upon his or her written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to: Strasbaugh, 825 Buckley Road, San Luis Obispo, CA 93401, or by telephoning us at (805) 541-6424 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Date.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

This Offer to Exchange, including the Section entitled “Risks of Participating in the Offer,” and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements, which can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms, involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on April 15, 2009. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. We encourage you to review the risk factors contained in the Section entitled “Risks of Participating in the Offer” of this Offer to Exchange, and our Annual Report on Form 10-K for the year ended December 31, 2008.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US. YOU ARE URGED TO EVALUATE ALL OF THE INFORMATION IN THIS OFFER AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

SCHEDULE A
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the members of the Company’s Board of Directors and its executive officers.

Name	Age	Positions Held
Alan Strasbaugh	60	Ch Chairman of the Board
Chuck Schillings	50	President and Chief Executive Officer
Richard Nance	61	Executive Vice President and Chief Financial Officer
Michael Kirkpatrick	50	Director of Sales and Marketing
Allan Paterson	60	VicePresident of Business Development
Wesley Cummins	31	Director
Tom Walsh	67	Di Director
Daniel O’Hare	45	Director
Marin Kulawski	38	Director

Alan Strasbaugh has served as our Chairman of the Board since May 2007 and as Chairman of the Board of our operating subsidiary, R. H. Strasbaugh, since 1978.  Mr. Strasbaugh also served as R. H. Strasbaugh’s Chief Executive Officer from 1988 to 1998.  Prior to that, he served as the Director of Operations of R. H. Strasbaugh for 10 years.  Mr. Strasbaugh has been awarded eight United States patents related to semiconductor manufacturing.  Mr. Strasbaugh is also employed by us as a technical advisor.  Mr. Strasbaugh holds a B.S. degree in Mechanical Engineering from California Polytechnic State University, Pomona.

Chuck Schillings has served as our President and Chief Executive Officer since May 2007 and as President and Chief Executive Officer of our operating subsidiary, R. H. Strasbaugh, since 2005.  Mr. Schillings also served as a member of the board of directors of R. H. Strasbaugh between February 2003 and May 2007.  From 2001 to 2004, Mr. Schillings was engaged in real estate development and was President and director of a not-for-profit organization he co-founded. From 1995 to 2001, he held several sales and marketing management positions at R. H. Strasbaugh.  Mr. Schillings holds an M.S.B.A. degree in International Business from San Francisco State University and a B.S. degree in Business Finance with an Economics minor from San Diego State University.

Richard Nance has served as our Executive Vice President and Chief Financial Officer since May 2007 and as Chief Financial Officer and Vice President - Finance of R. H. Strasbaugh since 2002.  Prior to that, Mr. Nance was the Chief Financial Officer of Greentrac, a privately held software company.  He has worked as a chief financial officer for both public and private companies involved in software technology, manufacturing and international sales and distribution. Mr. Nance is a licensed Certified Public Accountant with prior experience as a National Bank Examiner with the United States Comptroller of the Currency, a commercial banker, and has over 13 years of experience in business consulting, strategic planning and advisory services. Mr. Nance holds a B.B.A. degree in Banking and Finance from North Texas State University, a B.S. degree in Accounting from Central State University of Oklahoma and a membership in the California Society of CPAs.

Michael A. Kirkpatrick has served as Director of Sales and Marketing of R. H. Strasbaugh since 2004 and of Strasbaugh since May 2007.  Mr. Kirkpatrick is responsible for the worldwide sales and marketing of all of our products.  During his 15 years of employment at R. H. Strasbaugh, Mr. Kirkpatrick has served as United States Sales Manager and General Manager for R. H. Strasbaugh’s data storage business and has been actively involved in its CMP program.  Mr. Kirkpatrick helped pioneer the application of CMP to the read/write head fabrication process.  During his career at R. H. Strasbaugh, Mr. Kirkpatrick has been personally responsible for over $100 million in semiconductor equipment sales.  He holds a B.S. degree in Business Administration and Marketing from California Polytechnic State University, San Luis Obispo, California.

Allan Paterson has served as Vice President of Business Development of R. H. Strasbaugh since 1995 and of Strasbaugh since May 2007 and is responsible for new product identification and the development of marketing and business development strategies.  Mr. Paterson has over 25 years of experience in domestic and international business, marketing and sales development.  His experience includes being responsible for sales, marketing and customer support for high technology companies in Europe, Israel and in the United States.  Mr. Patterson has been awarded two United States patents related to semiconductor manufacturing.  Mr. Paterson holds a Higher National Diploma in Electrical Technology from Cleveland College in the United Kingdom.

A-1

Wesley Cummins has served as a member of our board of directors since May 2007.  Mr. Cummins is President of B. Riley and Co. Inc., an NASD-registered broker-dealer, where he oversees the firm’s investment banking, sales and trading and research.  From July of 2006 through September 10, 2007, Mr. Cummins spearheaded the firm’s initiative to grow the financial advisory and capital raising services to middle publicly traded companies as Director of Capital Markets of B. Riley and Co. Inc.  Mr. Cummins joined B. Riley’s Research Department in February 2002 and was promoted to Director of Research in January 2003. During his tenure, he grew B. Riley’s research coverage to more than 100 companies in the following sectors: retail, semiconductors, technology hardware, software, IT services, communications, media and healthcare. While Director of Research, Mr. Cummins was ranked No. 1 in the 2004 Forbes.com/StarMine-North American Analyst Survey in the Best Stock Picker category for the Communications Equipment sector. Prior to joining B. Riley, Mr. Cummins worked at Needham & Company and at Kennedy Capital Management. He holds a B.S.B.A. degree from Washington University in St. Louis. Mr. Cummins also currently serves as a Director for Flight Safety Technologies (AMEX: FLT) and Davidson Optronics.

Tom Walsh was employed by the Company between 1959 and 2005, most recently as Vice President-Engineering, but remains a consultant to the Company. Mr. Walsh is responsible for the design and engineering direction of over one hundred products and over twelve thousand machine tools manufactured during the past forty years by the Company. While directing the Engineering Department at the Company, Mr. Walsh studied mechanical engineering at California State University at Long Beach.

Daniel J. O'Hare is Managing Principal of Glenn, Burdette, Phillips and Bryson, Certified Public Accountants, where he has been employed since 1989. He specializes in tax planning and business consulting. Prior to that time he held positions at Arthur Young and Ernst and Whinney. He has also served board and officer positions at the California Society of Certified Public Accountants. He currently serves on the Board of Directors of Heritage Oaks Bank. Mr. O'Hare earned a Bachelor of Business Administration Degree in 1985 from Notre Dame University.

Marin Kulawski is president of Advaplan, a CMP foundry and consulting service. From 2000 to 2007 he was Project Manager at the Government Technical Institute of Finland. From 1998 to 2000 he was a team leader for CMP tool installation and process integration at customer sites for Peter Wolters Company. Dr. Kulawski is a member of CMP user groups in the United States and Europe and has been a speaker and lecturer at semiconductor conferences in the United States, Europe and Asia. He has authored more than 15 papers published in scientific journals. Dr. Kulawski was awarded a Master of Science Degree in Electrical Engineering with a Solid State Electronics minor in 1998 from Christian Albrecht University and a Ph.D. with a CMP thesis from the Technical University of Helsinki.

A-2

SCHEDULE B
SELECTED SUMMARIZED FINANCIAL INFORMATION

The selected summarized financial information set forth below is derived from our unaudited consolidated financial statements for the six months ended June 30, 2009 and 2008 and from our audited financial statements for the fiscal years ended December 31, 2008 and 2007. The following selected summarized financial data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Offer to Exchange and included in our SEC filings.

Statements of Operations Data:

In thousands, except per share data

	Years Ended		Six Months Ended
	December 31,		June 30,
	2008	2007	2009	2008
			(unaudited)
NET REVENUES	9,554	19,518	3,302	5,351
TOTAL COST OF SALES	7,108	11,397	2,086	3,209
GROSS PROFIT	2,446	8,121	1,216	2,142
OPERATING EXPENSES
Selling, general and administrative expenses	4,429	5,961	1,780	2,211
Research and development expense	2,954	2,580	1,986	1,642
LOSS FROM OPERATIONS	(4,937)	(420)	(2,550)	(1,711)
TOTAL OTHER INCOME (EXPENSE)	429	(347)
LOSS BEFORE INCOME TAXES	(4,508)	(767)	(735)	(1,533)
BENEFIT FROM (PROVISION FOR) INCOME TAXES		(10)	13
NET LOSS	$(4,058)	$(777)	$(722)	$(1,533)
NET INCOME (LOSS) Per Common Share
Basic	(.43)	.28	(.13)	(.16)
Diluted	(.43)	.24	(.13)	(.16)

Balance Sheet Data:

In thousands, except per share data

	As of December 31,		As of June 30,
	2008	2007	2009
	(unaudited)
Current Assets	7,520	11,613	6,989
Property and Equipment, Net	2,150	2,384	2,097
Other Assets	417	1,191	430
Total Assets	10,087	15,188	9,516
Current Liabilities	3,511	3,342	4,979
Redeemable Convertible Preferred Stock	11,964	11,542	9,952
Book Value Per Common Share
Basic	(.38)	.02	(.39)
Diluted	(.38)	.02	(.39)